Exhibit 99.1

Investor Contact:
Kurt Abkemeier investorrelations@inteliquent.com

FOR IMMEDIATE RELEASE

Inteliquent Announces Departure of CEO G. Edward Evans

Nationwide Search for Successor Initiated

Chicago, January 16, 2015 – Inteliquent, Inc. (NASDAQ: IQNT), a leading provider of voice services, announced today that G. Edward Evans will be departing as the Company’s Chief Executive Officer in order to pursue other interests. Mr. Evans’ employment agreement is set to expire on March 31, 2015. However, the Company and Mr. Evans anticipate that Mr. Evans will continue to act as the Company’s Chief Executive Officer beyond such date if necessary to permit the Company to complete a nationwide search for his successor. In addition, it is anticipated that Mr. Evans will resign as a member of the Company’s Board of Directors upon his departure as Chief Executive Officer.

“I would like to thank all of Inteliquent’s employees for their hard work during my tenure as CEO,” said Mr. Evans. “I am exceptionally proud of all that we have accomplished. Due to our employees’ tireless efforts, we have enjoyed great success over the past few years, and I expect that will continue into the future.”

“On behalf of the other directors, I would like to express our appreciation to Ed Evans for his many outstanding contributions to Inteliquent,” said Jim Hynes, Founder and Chairman of Inteliquent. “We were fortunate to have him lead us to many notable achievements since his appointment as CEO in April 2011, including the sale of our global data business and the implementation of our recurring dividend program. I am confident that our nationwide search will produce a candidate who can lead us to the next stage of our development.”

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties. All statements, other than statements of historical fact, included in this press release are forward-looking statements. The words “anticipates,” “believes,” “efforts,” “expects,” “estimates,” “projects,” “proposed,” “plans,” “intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Factors that might cause such differences include, but are not limited to: our ability to identify and successfully attract a highly qualified successor to our Chief Executive Officer and his or her future performance; the length of time required to complete an executive search; cooperation by key parties during the Chief Executive Officer transition process; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2013, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Inteliquent

Inteliquent is a leading provider of wholesale voice services for carriers and service providers. Inteliquent is used by nearly all national and regional wireless carriers, cable companies and CLECs in the markets it serves, and its network carries approximately eleven billion minutes of traffic per month. Please visit Inteliquent’s website at www.inteliquent.com and follow us on Twitter @Inteliquent.